FOR IMMEDIATE RELEASE

Contact:
Walter G. Winding, III
Chairman of the Board
920-208-4105
Michael R. Houser
Vice Chairman of the Board
Executive Vice President
920-208-4104

FRESH BRANDS NAMES NEW CHIEF FINANCIAL OFFICER AND
EXECUTIVE VICE PRESIDENT — OPERATIONS

SHEBOYGAN, WI, December 17, 2003….Fresh Brands, Inc. (Nasdaq: FRSH) today announced the appointment of John H. Dahly as executive vice president, chief financial officer, treasurer and secretary, and Louis E. Stinebaugh as executive vice president — operations.

Dahly previously worked for Fresh Brands for 17 years, including serving as chief financial officer from 1986 to January 2001. Since that time, Dahly has served as a consultant to Fresh Brands on franchise related projects.

Stinebaugh will be responsible for Fresh Brands’ corporate store operations and franchisee relationships, as well as overseeing warehouse management, transportation, real estate and store development. Prior to joining Fresh Brands, Stinebaugh served as president of the Sentry Division of SuperValu in Wisconsin. He previously worked for Fleming Companies, Inc. for over 15 years, including serving as the president of the Sentry Division in Milwaukee during the time it was owned by Fleming. He has more than 30 years of experience in the supermarket industry, including roles at Safeway Inc. in Southern California, Texas and Saudi Arabia, and Baker’s Supermarkets, Inc. in Omaha, Nebraska.

“We are delighted to announce John’s return to the company on a full-time basis and the addition of Louis as a key member of our management team,” said Walter G. Winding, III, Fresh Brands’ independent chairman of the board. “John’s familiarity with our business and our key company relationships, and Louis’ success in the Wisconsin marketplace with franchise retailers very similar to ours, will enable each of these experienced leaders to make an immediate, positive impact on our operations. In addition, John has had a long and distinguished career with Fresh Brands. We are confident that his return will be well-received by our investors, franchisees, lenders and employees.”

Fresh Brands Names New Chief Financial Officer
and Executive Vice President — Operations

“Louis’ experience with the Sentry organization is an excellent fit for Fresh Brands. Both organizations have similar philosophies, business models and organizational structures that focus on building strong relationships with customers, suppliers and retailers,” said Michael R. Houser, vice chairman of the board, executive vice president and chief marketing officer of Fresh Brands. “Louis knows our market and how to maintain and grow our program. He is well respected in the industry, as evidenced by his continued success in spite of Fleming’s financial difficulties nationally.”

“I’m very pleased to be back full-time with Fresh Brands as CFO and look forward to building on the relationships I have developed through the years with the company’s management team, employees and franchise retailers. I have a tremendous respect for Fresh Brands’ many accomplishments and am excited about this opportunity to have an expanded role in the company’s continued growth and success,” said Dahly.

Stinebaugh commented, “During my years in the Wisconsin market, I have admired Fresh Brands as a strong competitor using unique strategies that differentiate the company’s brands in the marketplace. Fresh Brands is an established company whose roots in the business go back over 90 years. A foundation of Fresh Brands’ success is the value its comprehensive programs of merchandising, loyalty marketing and hands-on administrative support provide to the company’s retailers. I look forward to joining the Fresh Brands team as the company continues to improve its operations and franchise relationships.”

Both Dahly and Stinebaugh will begin their new responsibilities immediately. Fresh Brands continues to move forward with its national search for a new chief executive officer. Until a new chief executive officer is named, Winding and Houser will continue to share the day-to-day duties and responsibilities of the chief executive officer.

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Fresh Brands Names New Chief Financial Officer
and Executive Vice President — Operations

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets and 29 corporate-owned stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company’s corporate web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.

Editor’s Note: Electronic photos of John Dahly and Louis Stinebaugh are available by contacting Dawn Nunemaker at Vollrath Associates (262) 240-2400 or email: dnunemaker@vollrathpr.com.